UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________

FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2007

Katy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05558	75-1277589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2461 South Clark Street, Suite 630
Arlington, Virginia  22202
(Address of principal executive offices) (Zip Code)

(703) 236-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                      Entry into a Material Definitive Agreement.

On November 1, 2007, Katy Industries, Inc. (the “Company”) entered into an agreement to sell Woods Industries (Canada), Inc. (“Woods Canada”) and certain assets and liabilities of Woods Industries, Inc. (“Woods US”) to Coleman Cable, Inc. (“Coleman”) for approximately $45.0 million, subject to a post-closing adjustment based on working capital levels at closing.  The sale of Woods US and Woods Canada to Coleman is expected to close by November 30, 2007.  The completion of the disposition is subject to the satisfaction or waiver of conditions customary to transactions of this type.  In the event that the preconditions to closing do not occur on or before December 7, 2007, Coleman may terminate the purchase agreement at any time in its discretion.  The description of the definitive purchase agreement set forth above is qualified in its entirety by the full text of that agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference.

Woods US distributes consumer electrical corded products and electrical accessories, such as outdoor and indoor extension cords, work lights, surge protectors, and power strips.  These products are sold primarily through national home improvement and mass merchant retail outlets in the United States.  Woods US’ products are sourced primarily from Asia.

Woods Canada distributes consumer electrical corded products and electrical accessories.  In addition to the products listed above for Woods US, Woods Canada’s primary product offerings include garden lighting and timers.  These products are sold primarily through major home improvement and mass merchant retail outlets in Canada.  Woods Canada’s products are sourced primarily from Asia.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.                             Description
10.1	Purchase Agreement dated November 1, 2007 by and between Woods Industries, Inc., Woods Industries (Canada), Inc., Katy Industries, Inc., and Coleman Cable, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.
(Registrant)

By: /s/ Amir Rosenthal
Amir Rosenthal
Vice President, Chief Financial Officer,
General Counsel and Secretary

Date:  November 5, 2007

Exhibits

Exhibit No.                             Description
10.1	Purchase Agreement dated November 1, 2007 by and between Woods Industries, Inc., Woods Industries (Canada), Inc., Katy Industries, Inc., and Coleman Cable, Inc.